EXHIBIT 5.1

August 13, 2018

Old National Bancorp

One Main Street

Evansville, Indiana 47708

Re:	Registration Statement on Form S-3 Relating to Old National Bancorp’s Amended and Restated Stock Purchase and Dividend Reinvestment Plan

Ladies and Gentlemen:

We have acted as counsel to Old National Bancorp, an Indiana corporation (“Old National”), in connection with the preparation of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on August 13, 2018 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 3,304,574.010 shares of common stock without par value of Old National (the “Shares”) for possible distribution pursuant to the terms and conditions of Old National’s Amended and Restated Stock Purchase and Dividend Reinvestment Plan (the “Dividend Reinvestment Plan”) as set forth in the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the preparation and rendering of the opinion set forth herein, we have reviewed, examined and relied upon the accuracy of, among other things, copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	the Dividend Reinvestment Plan,

2.	the Registration Statement, and

3.	such other documents, certificates, and corporate records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the issuance of the Shares pursuant to the Dividend Reinvestment Plan has been duly authorized by all necessary corporate action, and, if and when the Shares are issued and sold pursuant to the terms and conditions of the Dividend Reinvestment Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Indiana Business Corporation Law, including all applicable Indiana statutory provisions and published judicial decisions interpreting these laws, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Krieg DeVault LLP
Krieg DeVault LLP